Exhibit 4.5

AMENDMENT NO. 4

TO THE

BOB EVANS FARMS, INC. AND AFFILIATES

401K RETIREMENT PLAN

(amended and restated effective January 1, 2011)

WHEREAS, Bob Evans Farms, Inc. (the “Sponsor”) has adopted the Bob Evans Farms, Inc. and Affiliates 401K Retirement Plan (the “Plan”); and

WHEREAS, the Plan provides that the Sponsor may amend the Plan from time to time; and

WHEREAS, the Sponsor desires to amend the Plan for certain administrative reasons;

NOW, THEREFORE, the Plan is amended as follows:

The definition of “Employer” set forth in Section 21 shall be deleted in its entirety and the following shall be substituted:

“Employer” means the Sponsor and any Related Employer or Affiliate that, with the permission of the Sponsor, elects to join the Plan. The following companies are Affiliates that elect to participate in the Plan: BEF Foods, Inc., effective on and after December 28, 2012, Bob Evans Farms, LLC (formerly known as Bob Evans Farms, Inc.), an Ohio Corporation, effective on and after December 31, 2012, SWH Mimi’s Café, LLC (formerly known as SWH Corporation), and BEF Management, Inc.

IN WITNESS WHEREOF, the Sponsor, by a duly authorized officer, has caused this Amendment No. 4 to be executed effective as of the dates set forth in the amendment above.

BOB EVANS FARMS, INC.

Date:	By:

Title: